Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Reports

Fiscal 2009 Fourth-Quarter & Year-End Results

(Quarter & Year Ended October 31, 2009)

Highlights

▪	Fourth quarter revenue of $6.6 million was sequentially up from third quarter
▪	Cash increased to $11.2 million, up $2.2 million from prior year-end
▪	Gross margin for the year rose to 52.1% from 51.5% in prior year
▪	Pro-forma cash basis net income positive for the year at $335,000

ST. PAUL, Minn. — (December 14, 2009) — Angeion Corporation (NASDAQ: ANGN) today reported results for its fiscal fourth quarter ended October 31, 2009.

For the 2009 fourth quarter, Angeion posted a net loss of $573,000, or $0.14 per diluted share, on revenues of $6.6 million. Compared to the prior-year fourth quarter, which generated net income of $103,000, or $0.02 per diluted share, current-year earnings decreased $676,000, or $0.16 per diluted share, due primarily to a $978,000 decrease in revenues coupled with increased spending in research and new product development.

While 2009 fourth-quarter revenues were impacted by the continuing economic downturn and its on-going pressure on capital spending by hospitals and clinics, the Company was encouraged by a sequential improvement in sales of $377,000, or 6.1%, between the 2009 third and fourth quarters. Fourth-quarter revenue from international customers was strong at 23.6% of total sales—international business for the full year accounted for 21.4% (compared to 20.6% for the prior fiscal year).

“Sequentially, our global sales team achieved quarterly sales gains despite the challenging economic conditions and capital spending pressures facing our medical customers,” said Rodney A. Young, Angeion’s President and Chief Executive Officer. “Domestically, we are encouraged by earning business in two major accounts despite aggressive competitive pressure, a testimony to the added value that our MedGraphics products provide. Internationally, our distribution partners delivered strong fourth-quarter results while facing marketplace challenges. Additionally, we ended the year with a stronger cash position and no debt, as well as significantly reduced operating expense and improved margins. We believe that when the current economic downturn subsides, we will have the strength to prosper with a leading product offering that spans the continuum of care from cardiorespiratory diagnostics and monitoring to metabolic assessment, training and tracking programs.”

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For the year ended October 31, 2009, Angeion reported a net loss of $1.6 million, or $0.39 per diluted share, on revenues of $25.5 million. This compares to a net loss of $686,000, or $0.17 per diluted share, on revenues of $30.0 million for fiscal 2008. Approximately $1.2 million of the $4.5 million decrease in revenue between fiscal 2008 and 2009 was due to the conclusion of a non-recurring clinical trial program in fiscal 2008. Further, and as noted above, 2009 revenues were adversely affected by the worldwide economic downturn’s impact on capital spending by hospitals and clinics.

Despite the $4.5 million year-over-year revenue decline, Angeion only reported a net loss increase for the period of $907,000, or $0.22 per diluted share. The Company was able to achieve this result through improved gross margin (52.1% in 2009 compared to 51.5% in 2008) and decreased operating expense in all categories except research and development—which for the year ended October 31, 2009, totaled $3.2 million, up $714,000, or 29.3%, from prior-year levels. In terms of Angeion’s expanded R&D efforts, the majority of the annual cost increase came from staff additions, with the balance related to spending on specific projects, all of which we believe will result in either technological improvements to existing products or entirely new product offerings. Exclusive of R&D, year-over-year operating expense fell by $2.1 million, or 15.1%, for the year.

On a pro-forma basis, after adding back non-cash charges for depreciation, amortization and stock-based compensation expense, the Company generated a $68,000 pro-forma net loss for the quarter and $335,000 in pro-forma net income for the year. Angeion continues to believe that this pro-forma information is helpful in an analysis of its operating results by eliminating the non-cash items noted in the table below. A reconciliation of GAAP basis net loss to pro-forma net income / (loss) follows:

(in $000s)	Q1 FY09	Q2 FY09	Q3 FY09	Q4 FY09	FY09 Year
GAAP basis net loss	$(622)	$(225)	$(173)	$(573)	$(1,593)
Depreciation and amortization	293	289	277	279	1,138
Stock-based compensation	182	183	199	226	790
Pro-forma net income / (loss)	$(147)	$247	$303	$(68)	$335

As the table indicates, the Company generated positive results for the year despite the difficulties posed by the current economic climate and the corresponding $4.5 million year-over-year reduction in revenue.

Angeion’s cash flow statement shows that the Company reported $2.3 million in positive operating cash flow in fiscal 2009, equal to $2.3 million for fiscal 2008. The 2009 result was largely due to tight working capital management which resulted in a $936,000 reduction in accounts receivable for the year, a $772,000 reduction in inventory and a $227,000 increase in accounts payable. The Company has no debt. At quarter-end Angeion had $2.70 in cash per outstanding share.

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Looking Ahead

Said Young, “We are seeing a fundamental shift in today’s society, from defining healthcare as only treatment for the sick to a much broader focus on prevention and promoting ways to live healthier. We believe that both our New Leaf and MedGraphics businesses are ideally positioned to thrive amidst this dramatic shift and to capitalize on the many new opportunities for the products, services and programs we provide.

“As we discussed last quarter, our New Leaf technologies provide personally tailored programs to help individuals not only lose weight but improve fitness and their overall health. With more than two-thirds of U.S. adults overweight—and nearly half of those classified as obese—our ability to deliver “real results” and successfully address this crisis is a significant opportunity.”

According to Young, Angeion is actively embarking on a New Leaf business development strategy to address the employee health segment with its complete line of Active Metabolic Training? products and programs.

On the cardiorespiratory diagnostics and monitoring front, Angeion is expanding its ability to play a broader role in the detection and management of chronic obstructive pulmonary disease (COPD) and other breathing conditions in hospitals and clinics around the world through its MedGraphics line of products. The Company continues to pursue growth opportunities through new product development initiatives. In addition, MedGraphics’ business development activities also include leveraging the Company’s highly respected direct U.S. sales and service organizations, along with its worldwide distribution network, to partner and sell complementary products into existing and related markets.

Said Young, “Our longer-term focus is implementing growth strategies that capitalize on the many opportunities in our respective markets.  Our goal continues to be to drive revenue growth in both the United States and internationally while continuing to improve profitability.”

According to Young a number of recent highlights position Angeion well for long-term success.

▪

In mid-September Angeion participated in the European Respiratory Society Congress in Vienna where it previewed its all-new MedGraphics CPX Express. This is a compact, easy-to-use and moderately priced system that provides breath-by-breath cardiorespiratory exercise testing for the physician office, clinic, and rural hospitals.

▪

In October the Company showcased its New Leaf product line and programs at the Club Industry 2009 exhibition in Chicago. New Leaf helps consumers manage their weight, increase fitness, and improve performance through exercise and nutrition plans based on measured resting and exercise metabolism. For more information, visit www.newleaffitness.com.

▪

In November the Company’s MedGraphics division exhibited at the 2009 MEDICA International Trade Fair in Dusseldorf, Germany. MEDICA is the world’s largest annual forum for representatives calling on hospitals, clinics and physician offices in the health care industry. Angeion’s participation in this event provided global exposure and the opportunity to showcase its full line of clinical solutions and latest diagnostic products.

▪

The Company recently expanded its international distribution network through the appointment of a new partner in France. With a population in excess of 62 million people, and 3,000 hospitals, France represents Angeion’s second largest European market opportunity for its MedGraphics diagnostic medical systems.

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Concluded Young, “Angeion has the financial strength and market presence to drive growth as the global economic climate rebounds. Our leading-edge products, technologies and programs backed by exceptional sales and technical service teams, position us well to succeed in several key markets. We are optimistic about our future even though the world economy remains challenging.”

Investor Conference Call

Angeion will hold an investment community conference call today, Monday, December 14, 2009, beginning at 4:00 p.m. CST. Rodney A. Young, President and CEO, and William J. Kullback, SVP and CFO, will review fourth-quarter and full-year performance and discuss the Company’s strategies. To join the conference call, dial 1-866-225-8754 (international 1-480-629-9722) and provide the conference identification number 4188166 to the operator. A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CST on Monday, December 21, 2009. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter passcode: 4188166.

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names. These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release contains the following non-GAAP financial measures: non-GAAP pro-forma net income / (loss). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Non-GAAP pro-forma net income (loss). We define non-GAAP pro-forma net income / (loss) as net income / (loss) plus stock-based compensation expense and depreciation and amortization.  Our management utilizes a number of different financial measures, both GAAP and non-GAAP, in making operating decisions, in forecasting and planning, and in analyzing and assessing our company's overall performance. Our annual financial plan is prepared and reviewed both on a GAAP and non-GAAP basis. We budget and forecast for revenue and expenses, and assess actual results against our annual financial plan, using GAAP and non-GAAP measurements. Our board of directors and management utilize these financial measures (both GAAP and non-GAAP) to determine our allocation of resources. In addition, and as a consequence of the importance of these non-GAAP financial measures in managing our business, we use non-GAAP financial measures in the evaluation process to establish management compensation. For example, management’s annual bonus program is based upon the achievement of net income / (loss) plus adding back stock-based compensation.  Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the items mentioned above.  In particular, we consider the use of non-GAAP pro-forma net income / (loss) helpful in understanding the performance of our business, as it excludes recurring non-cash items.  Our rationale for the items we omit from our non-GAAP measures is as follows:

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Stock-based compensation.  We exclude non-cash stock-based compensation expense because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FAS 123R.  Stock-based compensation expense is a recurring expense for our company and is expected to continue in the future as we have a history of granting stock options and other equity instruments as a means of incentivizing and rewarding our employees.

Depreciation and amortization expense.  Depreciation and amortization are non-cash charges that are impacted by our accounting methods and the book value of assets.  By excluding these non-cash charges, our management, together with our investors, are provided with supplemental metrics to evaluate cash earnings, distinguishing performance’s impact on earnings from performance’s impact on cash. Management believes that the review of these supplemental metrics in conjunction with other GAAP metrics, such as capital expenditures, is useful for management and investors in understanding our business.  Depreciation is a recurring expense for our company and is expected to impact future periods as we continue to make further investments in our infrastructure through the acquisition of property, plant and equipment.

Due to the exclusion of these non-cash items, investors should not use this metric as a measure of evaluating our liquidity. Instead, to evaluate our liquidity, investors should refer to the Consolidated Statements of Cash Flow and the Liquidity and Capital Resources section contained within Management's Discussion and Analysis in our most recently filed periodic reports.

There are a number of limitations related to the use of non-GAAP pro-forma net income / (loss). First, these non-GAAP financial measures exclude stock-based compensation and depreciation expenses that are recurring. Both stock-based expenses and depreciation have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, stock-based awards are an important part of our employees’ compensation and impact their performance.  Third, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP pro-forma net income / (loss) do not differ from the components that our peer companies exclude when they report their results of operations. Our management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP.

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Forward Looking Statements

The discussion above contains forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market; (3) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (4) our ability to successfully operate our business, including successfully converting our increasing research and development expenditures into new and improved cardiorespiratory diagnostic products and services and selling these products and services under the MedGraphics and New Leaf brand names into existing and new markets; (5) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop (6) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (7) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (8) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (9) our ability to defend our intellectual property; (10) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; and (11) our dependence on third-party vendors. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2008.

Contact: William J. Kullback, SVP & Chief Financial Officer, (651) 766-3492

— Financials Follow —

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ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three Months Ended October 31,		Year Ended October 31,
	2009	2008	2009	2008
Revenues
Equipment and supply sales	$5,792	$6,609	$22,173	$26,154
Service revenue	817	978	3,306	3,857
	6,609	7,587	25,479	30,011
Cost of revenues
Cost of equipment and supplies	3,222	3,534	11,832	14,064
Cost of service revenue	121	130	385	493
	3,343	3,664	12,217	14,557
Gross margin	3,266	3,923	13,262	15,454

Operating expenses:
Selling and marketing	1,863	1,986	6,964	8,646
General and administrative	865	1,078	3,996	4,390
Research and development	925	546	3,151	2,437
Amortization of intangibles	182	182	728	728
	3,835	3,792	14,839	16,201

Operating income / (loss)	(569)	131	(1,577)	(747)
Interest income	6	26	16	163

Income / (loss) before taxes	(563)	157	(1,561)	(584)
Provision for taxes	10	54	32	102
Net income / (loss)	$(573)	$103	$(1,593)	$(686)

Earnings / (loss) per share - basic
Net income (loss) per share	$(0.14)	$0.03	$(0.39)	$(0.17)

Earnings / (loss) per share - diluted
Net income (loss) per share	$(0.14)	$0.02	$(0.39)	$(0.17)

Weighted average common shares outstanding
Basic	4,140	4,092	4,121	4,090
Diluted	4,140	4,134	4,121	4,090

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ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

October 31, 2009 and October 31, 2008

(in thousands except share and per share data)

	October 31, 2009	October 31, 2008
Assets
Current assets:
Cash and cash equivalents	$11,219	$9,047
Accounts receivable, net of allowance for doubtful accounts of $110 and $283, respectively	4,510	5,446
Inventories, net of obsolescence reserve of $645 and $597, respectively	4,371	5,143
Prepaid expenses and other current assets	243	292
Total current assets	20,343	19,928

Property and equipment, net of accumulated depreciation of $3,305 and $2,897, respectively	698	937
Intangible assets, net	1,422	2,100
Total Assets	$22,463	$22,965

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,771	$1,544
Employee compensation	1,375	1,288
Deferred income	1,579	1,531
Warranty reserve	143	157
Other current liabilities and accrued expenses	323	380
Total current liabilities	5,191	4,900

Long-term liabilities:
Long-term deferred income	718	789
Total Liabilities	5,909	5,689

Shareholders' equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,380,817 and 4,166,457 shares issued and 4,150,371 and 4,091,790 shares outstanding in 2009 and 2008, respectively	415	409
Additional paid-in capital	21,821	20,956
Accumulated deficit	(5,682)	(4,089)
Total shareholders' equity	16,554	17,276

Total Liabilities and Shareholders' Equity	$22,463	$22,965

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ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended October 31,
	2009	2008
Cash Flows From Operating Activities:
Net loss	$(1,593)	$(686)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	410	456
Amortization	728	728
Stock-based compensation	790	513
Increase in inventory obsolescence reserve	48	499
Increase / (decrease) in allowance for doubtful accounts	(173)	198
Loss on disposal of equipment	13	—
Changes in operating assets and liabilities:
Accounts receivable	1,109	2,306
Inventories	724	(332)
Prepaid expenses and other current assets	49	55
Accounts payable	227	(314)
Employee compensation	87	(753)
Deferred income	(23)	(262)
Warranty reserve	(14)	(96)
Other current liabilities and accrued expenses	(57)	10
Net cash provided by operating activities	2,325	2,322

Cash Flows From Investing Activities:
Purchase of property and equipment and intangible assets	(234)	(203)
Net cash used in investing activities	(234)	(203)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock under employee stock purchase plan	20	20
Proceeds from the exercise of stock options	88	—
Repurchase of common stock upon vesting of restricted common shares	(27)	—
Net cash provided by financing activities	81	20

Net increase in cash and cash equivalents	2,172	2,139
Cash and cash equivalents at beginning of year	9,047	6,908
Cash and cash equivalents at end of year	$11,219	$9,047

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